March 23, 2012,

Ms. Liu Huifang / Chairwoman of Audit Committee

Mr. Zhong Bo / Chairman of the Board of Directors

ZST Digital Networks, Inc.

ITC Kung Kuan, No. 206 Tongbai Road,

3rd Floor, No. 2 Building

Zhengzhou City, Henan Province, China

ZST Digital Networks, Inc. (the “Company”)

Audit for the Year Ended December 31, 2011

We hereby give you an official notice of our resignation as auditor of the Company.

During the process of auditing of the Company’s consolidated statements for the year ended December 31, 2011, our audit procedures were seriously restricted by the Company. Consequently, we were unable to continue providing our services as the Independent Registered Public Accounting Firm for the Company. In consideration of the agreed upon procedures we completed on December 20, 2011 for the cash verification requested by NASDAQ, which including visiting in person of the bank, physically observing bank employees printing bank statements, etc., we planned a more simple procedure to confirm the bank balance; but the Company refused and insisted we follow the process the Company had arranged.

On March 6, 2012, the Company informed us that the bank account with the largest balance as of December 31, 2011 was closed on February 24, 2012 and the balance on this bank account was transferred to a new account in another bank. The balance as of December 31, 2011 on the former bank account was no longer available for confirmation as we previously requested.

The restrictions placed on us by the Company had substantially limited our work scope and we determined were severe enough that caused us from being able to complete the December 31, 2011 audit. Therefore, we must resign as auditor of the Company. In addition, the restrictions on the audit procedures could indicate a probability that there were material errors in previously issued financial statements. As a result of the restriction and work scope limitation, we are unable to rely on the Company’s management’s representations as they related to previously issued financial statements. Consequently, we can no longer support our opinion dated March 3, 2011 related to our audit of the consolidated financial statements of the Company as of December 31, 2010 included in the Form 10--K filed with the SEC on March 4, 2011.

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Pursuant to the above, the Company is required to file a Form 8-K with the SEC disclosing the matters specified in Item 304(a)(1) of Reg. S-K, including the fact that we resigned and the date; the previously issued financial statements cannot be relied upon and our opinion was withdrawn; We would like to remind you that you have unpaid invoice totaling RMB42,446, which covers all services performed up to date. We expect payment in full immediately.

Regards,

BDO China Dahua CPA Co., Ltd.

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